EXHIBIT 12.2

Anthony F. Geraci (also AZ and NJ)

Nema Daghbandan

    Kevin S. Kim

Dennis R. Baranowski

Melissa C. Martorella

Jennifer Young

Steven E. Ernest

Of Counsel

Marina Fineman

20 Pacifica, Suite 300

Irvine, CA 92618

Tel: (949) 379-2600

www.geracilawfirm.com

Kyle Z. Niewoehner

Jacoby R. Perez

Casey P. Busch

Madelaine E. Prescott (also NC and Ohio)

Matthew B. Gunter (CT only)

Darren V. Roman (also AZ)

A. Nichole Moore (VA and DC only)

Brianna Milligan

Nazanin Javanmardi

Saher Hamideh

Adam V. Arbonies

Eric Tran

Carter E. Irwin

Karen Thomas Stefano

March 25, 2025

Concreit Fund I LLC 1201 3rd Avenue, Suite 2200 Seattle, Washington 98101
Re:	Opinion of Counsel Securities Qualified Under Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as special counsel to Concreit Fund I LLC, a Delaware limited liability company (the “Company”), in connection with its preparation and filing with the Securities and Exchange Commission of an Offering Statement on Form 1-A (as amended or supplemented, the “Offering Statement”) pursuant to Regulation A under the Securities Act of 1933, as amended (the “Securities Act”). The Offering Statement relates to the offer and sale by the Company of up to $73,082,617 in membership interests of the Company (the “Investor Shares”).

In rendering the opinion set forth below, we have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. As to certain matters of fact, both expressed and implied, we have relied upon representations, statements or certificates of officers of the Company.

Based on the foregoing, and subject to the stated assumptions, we are of the opinion that, when issued in accordance with the terms of the Offering Circular, the Investor Shares will be validly issued, fully paid, and non-assessable.

Our opinion set forth herein is limited to the limited liability company law of the State of Delaware and to the extent that judicial and regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations for governmental authorities are relevant, to those required under such law. We express no opinion and make no representation with respect to any other laws or the law of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and Form 1-A and to any references to this firm in any prospectus contained therein. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

All Attorneys are admitted in California unless indicated in brackets

Additional admission indicated in brackets

March 25, 2025

Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or any other document or agreement involved with the issuance of the Investor Share. We assume no obligation to advise you of facts, circumstances, events or developments which may hereafter be brought to our attention and which may alter, affect, or modify the opinions expressed herein.

Please feel free to contact me if you have any questions at the above contact information.

Very truly yours,

GERACI LAW FIRM

/s/ Geraci Law Firm

Geraci Law Firm